CONCORD DEBT HOLDINGS LLC

Consolidated Financial Statements

For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception)
through December 31, 2006

CONCORD DEBT HOLDINGS LLC
Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	1

Consolidated Balance Sheets at December 31, 2007 and 2006	2

Consolidated Statements of Operations for the Year Ended December 31, 2007 and the Period March 31, 2006 (Inception) through December 31, 2006	3

Consolidated Statements of Comprehensive Income for the Year Ended December 31, 2007 and the Period March 31, 2006 (Inception) through December 31, 2006	4

Consolidated Statements of Changes in Members’ Capital for the Year Ended December 31, 2007 and the Period March 31, 2006 (Inception) through December 31, 2006	5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2007 and the Period March 31, 2006 (Inception) through December 31, 2006	6-7

Notes to Consolidated Financial Statements	8-22

Report of Independent Registered Public Accounting Firm

To the Members of Concord Debt Holdings LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, comprehensive income, changes in members' capital and cash flows present fairly, in all material respects, the financial position of Concord Debt Holdings LLC at December 31, 2007 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 17, 2008

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS
(in thousands)

		(Not covered by Auditor's Report)
	December 31,	December 31,
	2007	2006
Assets:

Cash and cash equivalents	$13,505	$52,131
Restricted cash	5,589	96,130
Real estate debt investments, net	952,035	352,737
Available for sale securities	188,073	98,133
Interest receivable	5,103	2,215
Deferred financing costs, net of accumulated amortization	7,054	7,872
Other assets	613	657

Total assets	$1,171,972	$609,875

Liabilities and Members' Capital:

Repurchase agreements	$472,324	$43,893
Collateralized debt obligations	376,650	376,650
Other liabilities	11,605	2,347
Due to related party	370	370

Total liabilities	860,949	423,260

Minority interest	102	100

Members' capital	327,702	185,364
Accumulated other comprehensive income (loss)	(16,781)	1,151

Total members' capital	310,921	186,515

Total liabilities and members' capital	$1,171,972	$609,875

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception) to December 31, 2006
(in thousands)

		(Not covered by Auditor's Report)
	2007	2006

Income:
Interest income on real estate debt investments and available for sale securities	$65,854	$13,212

Total income	65,854	13,212

Expenses:

Interest	41,675	9,356
Impairment loss on available for sale securities	11,028	-
Fees and expenses paid to related party	2,802	980
General and administrative	2,739	592

Total expenses	58,244	10,928

Other income:

Interest income on bank deposits	2,599	396

Income before minority interest	10,209	2,680

Minority interest	13	-

Net income	$10,196	$2,680

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception) to December 31, 2006
(in thousands)

		(Not covered by Auditor's Report)
	2007	2006

Net income	$10,196	$2,680

Other comprehensive income (loss):

Unrealized gain (loss) on cash flow hedges	(9,580)	635

Unrealized gain (loss) on investments classified as available for sale	(8,352)	516

Other comprehensive income (loss)	(17,932)	1,151

Comprehensive income (loss)	$(7,736)	$3,831

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception) to December 31, 2006 (not covered by Auditor's Report)
(in thousands)

	Winthrop	Lexington	Total

Initial capitalization (see Note 1)	$10,864	$10,864	$21,728

Contributions	80,478	80,478	160,956

Net income	1,340	1,340	2,680

Balance, December 31, 2006	92,682	92,682	185,364

Contributions	76,071	76,071	152,142

Distributions	(10,000)	(10,000)	(20,000)

Net income	5,098	5,098	10,196

Balance, December 31, 2007	$163,851	$163,851	$327,702

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception) to December 31, 2006
(in thousands)

		(Not covered by Auditor's Report)
	2007	2006
Cash flows from operating activities:

Net income	$10,196	$2,680
Adjustments to reconcile net income to cash provided by operating activities
Amortization and accretion of interest	(1,580)	(473)
Amortization of deferred financing costs	922	230
Impairment loss on available for sale securities	11,028	-
Minority interest	13	-

Changes in operating assets and liabilities:

Interest receivable	(2,888)	(2,109)
Other assets	(601)	398
Other liabilities	702	2,191

Net cash provided by operating activities	17,792	2,917

Cash flows from investing activities:

Real estate debt investments purchased	(715,660)	(310,615)
Real estate debt investments repaid	117,699	733
Available for sale securities purchased	(120,269)	(90,634)
Available for sale securities repaid	11,193	4,250
Change in restricted cash	90,541	(96,130)

Net cash used in investing activities	(616,496)	(492,396)

Cash flows from financing activities:

Cash relating to the formation of the entity	-	138
Proceeds from repurchase agreements	563,224	251,147
Payments on repurchase agreements	(134,793)	(239,279)
Proceeds from issuance of collateralized debt obligation	-	376,650
Payment of deferred financing costs	(95)	(8,102)
Contributions from Members	152,142	160,956
Distributions to members	(20,000)	-
Contributions by minority interest	2	100
Distributions to minority interest	(13)	-
Interest rate contract settlement	(389)	-

Net cash provided by financing activities	560,078	541,610

Net increase (decrease) in cash and cash equivalents	(38,626)	52,131
Cash and cash equivalents at beginning of period	52,131	-
Cash and cash equivalents at end of period	$13,505	$52,131

Supplemental cash flow information:
Interest paid	$40,453	$7,891

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007 and
the Period March 31, 2006 (Inception) to December 31, 2006
(in thousands)

		(Not covered by Auditor's Report)
	2007	2006

Supplemental non cash investing and financing activities:

Contribution by Lexington:
Assets contributed
Cash and cash equivalents	$-	$138
Real estate debt investments	-	42,454
Available for sale securities	-	11,161
Interest receivable	-	106
Other assets	-	420
Total assets contributed	$-	$54,279

Liabilities contributed
Repurchase agreements	$-	$32,025
Other liabilities	-	156
Payable - related party	-	370
Total liabilities contributed	$-	$32,551

Net capital contributed	$-	$21,728

Winthrop initial contribution	$-	$10,864

Lexington initial contribution	-	10,864

Initial total capitalization	$-	$21,728

The accompanying notes are an integral part of these consolidated financial statements.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 1 - Description of Business and Basis of Presentation

Concord Debt Holdings LLC (f/k/a 111 Debt Holdings LLC) (the “Company”) is a Delaware limited liability company that was formed on March 31, 2006. The Company is owned 50% each by Winthrop Realty Trust ("Winthrop") and Lexington Master Limited Partnership ("Lexington"), collectively the Members. In connection with the formation of the Company, Lexington contributed existing real estate debt investments and other assets totaling $54,279,000 and repurchase agreements and other liabilities of $32,551,000, which had been acquired in anticipation of the formation of the venture. Concurrently with the formation of the Company, Winthrop contributed $10,864,000 in exchange for 50% of the net equity of the Company at March 31, 2006.

Through its wholly-owned direct and indirect subsidiaries, the Company acquires real estate whole loans and subordinate real estate debt investments such as B-notes, mezzanine loans and preferred equity, and commercial real estate securities including collateralized mortgage backed securities, collateralized debt obligations and real estate mortgage investment conduits.

The Company formed Concord Debt Funding Trust (the “REIT”) on November 3, 2006. The REIT issued 100,000 common shares and 102 shares of 12% cumulative redeemable preferred shares. The Company owns 100% of the common shares while the preferred shares are owned by individuals associated with Winthrop and Lexington. At any time after January 31, 2007, the REIT shall have the right to redeem the preferred shares if the Board of Trustees of the REIT determines that either (i) it is no longer required or necessary for the entity to qualify as a REIT or (ii) keeping the preferred shares outstanding is no longer necessary for the entity to qualify as a REIT.

On December 21, 2006, the Company completed a non-recourse collateralized debt obligation (“CDO”) transaction, whereby certain real estate related and other assets were contributed to a newly-formed consolidated subsidiary, Concord Real Estate CDO 2006-1 Ltd (the “Issuer”), which wholly owns Concord Real Estate CDO 2006-1 LLC (the “Co-Issuer”). The Issuer and Co-Issuer issued $413,850,000 of investment grade floating-rate notes and $51,150,000 of preferred shares. These proceeds were used to repay outstanding debt under the Company's repurchase agreements and resulted in a decreased cost of funds relating to the assets contributed to the CDO. The REIT retained ownership of the preferred shares, $18,600,000 of the Class G notes and $18,600,000 of the Class H notes.

The Members have committed to contribute up to $162,500,000. Each Member has funded $157,413,000 of their total commitment to the Company as of December 31, 2007.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its subsidiaries, which are either majority owned or controlled by the Company. In accordance with Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, the Company identifies entities for which control is achieved through means other than through voting rights (a "variable interest entity" or "VIE") and determines when and which business enterprise, if any, should consolidate the VIE. In addition, the Company discloses information pertaining to such entities wherein the Company is the primary beneficiary or other entities wherein the Company has a significant variable interest. All significant intercompany transactions and balances have been eliminated.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates in the consolidated financial statements include the valuation of the Company's real estate debt investments and available for sale securities and estimates pertaining to credit. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents. The Company places its cash and cash equivalents in major financial institutions.

Concentration of Credit Risk

The Company maintains cash deposits and restricted cash deposits with major financial institutions, which from time to time may exceed federally insured limits. The Company believes it mitigates risk of loss by maintaining its cash deposits with major financial institutions. To date, the Company has not experienced any losses of its cash deposits. Real estate debt investments and available for sale securities can potentially subject the Company to concentrations of credit risk. Management of the Company performs ongoing credit evaluations of borrowers and valuations of the real property and interests that collateralize the Company's investments. The Company does not believe that these concentrations of credit risk represent a material risk of loss with respect to its financial position.

Restricted Cash

The Company had restricted cash of $5,589,000 and $96,130,000 at December 31, 2007 and 2006 on deposit in escrow accounts. During 2006, the restricted cash balance primarily represented the proceeds of the CDO (see Note 6) which was used to purchase new loans and investments as additional collateral, as necessary, for the CDO. During 2007, the restricted cash consisted of $589,000 of proceeds from the repayment of principal of real estate debt investments that the Company is required to reinvest under the terms of its CDO indenture, $3,000,000 held in an escrow account as collateral for the Company’s repurchase agreements and $2,000,000 held by an escrow agent for the funding of future lending commitments for certain real estate debt investments.

Real Estate Debt Investments

Management considers all of its real estate debt investments to be held for investment or held to maturity. Such investments are recorded at cost. Discounts and premiums on purchased assets are amortized over the life of the investment using the effective interest method. The amortization is reflected as an adjustment to interest income. Other costs incurred in connection with acquiring loans, such as marketing and administrative costs, are charged to expense as incurred.

Allowances for real estate debt investment losses are established based upon a periodic review of the investments. This evaluation is inherently subjective as it requires material estimates, all of which may be subject to significant change; accordingly, the amounts ultimately realized from the real estate debt investments may differ materially from the carrying value at the balance sheet date. In performing this review, management considers the estimated net recoverable value of its loans through an evaluation of several factors including the fair market value of the collateral, the amount and status of any senior debt, the prospects for the borrower, economic conditions and trends, and historical and industry loss experience. The Company has experienced no losses on its real estate debt investments since its inception. As of December 31, 2007 and 2006, no allowance for real estate investment losses has been established.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Real estate debt investments are considered impaired when it is probable that the Company will be unable to collect all amounts due according to the terms of the relevant loan agreement. Loans for which payment or maturity default has been declared are generally considered impaired. The Company had no real estate debt investments which were considered impaired at December 31, 2007.

The Company invests in certain preferred equity interests in entities that have interest in real estate that, in some cases, allow the Company to participate in a percentage of the underlying property’s cash flows from operations and proceeds, if any, from a sale or refinancing. At the inception of each such investment, management must determine whether such investment should be accounted for as a loan, joint venture or as real estate. To date, management has determined that all such investments are accounted for and reported as loans.

Available for Sale Securities

The Company determines the appropriate classification of its investment in securities at the time of purchase and reevaluates such determination at each balance sheet date. Securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Securities available for sale are carried at estimated fair value with the net unrealized gains or losses reported as a component of accumulated other comprehensive income (loss) in the consolidated statement of members' capital. The Company's investments in available for sale securities are relatively illiquid and their value must be estimated by management. Fair value is based primarily upon broker quotes and estimates made by management based on available market information.

When the fair value of an available for sale security declines to an amount below its amortized cost basis, management considers whether the fair value of the security is other than temporarily impaired. Other than temporary impairment losses are deemed to exist if management believes the cost basis of its investment is not recoverable, generally within the next year. If other than temporary impairment is deemed to exist, the cost basis of the security is written down to its then current fair value and corresponding realized loss is charged to earnings.

Deferred Financing Costs

Fees and costs incurred to obtain long-term financing have been deferred and are being amortized on the straight line method over the terms of the related financing, which approximates the effective interest method.

Minority Interest

Minority interest represents the preferred shareholders’ interest in the REIT. The preferred dividend payable to the preferred shareholders is reflected as an expense in the accompanying income statement.

Members’ Capital

Capital contributions, distributions and profits and losses are allocated in accordance with the terms of the limited liability company agreement.

Revenue Recognition

Interest income from the Company’s real estate debt investments is recognized on an accrual basis over the life of the investment using the effective interest method.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

When, in the opinion of management, full recovery of principal and interest of a loan becomes doubtful, accrual basis income recognition is suspended and income for such loans is recognized on the cash basis as proceeds are received. Income recognition on the accrual basis is resumed when the loan becomes contractually current and performance is demonstrated to be resumed.

Interest income from debt securities available for sale is recognized on the accrual basis of accounting over the life of the investment on a yield-to-maturity basis.

Other Comprehensive Income (Loss)

Comprehensive income (loss) is recorded in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income” which establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) is comprised of net income, as presented in the consolidated statements of operations, adjusted for changes in unrealized gains or losses on debt securities available for sale and changes in the fair value of derivative financial instruments accounted for as cash flow hedges.

Income Taxes

The REIT, a consolidated subsidiary of the Company, is organized and conducts its operations to qualify as a real estate investment trust and to comply with the provisions of the Internal Revenue Code with respect thereto. A real estate investment trust is generally not subject to federal income tax on the portion of its REIT taxable income (“Taxable Income”), which is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and certain other requirements are met.

Income taxes are not considered in the accompanying consolidated financial statements since the Company is not a taxable entity. Taxes on income, as applicable, are the responsibility of the individual Members; accordingly, no provision for federal or state income taxes has been recorded.

Derivatives and Hedging Activities

In the normal course of business, the Company uses derivative instruments to manage, or hedge interest rate risk. The Company recognizes derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value. The fair value adjustments made each period will affect the consolidated financial statements of the Company differently depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

The Company generally enters into cash flow hedges and must designate them at the time of entering into the derivative. The derivatives entered into by the Company are intended to qualify as hedges under accounting principles generally accepted in the United States, unless specifically stated otherwise. Toward this end, the terms of hedges are matched closely to the terms of hedged items. The Company assesses the effectiveness of the cash flow hedges both at inception and on an on-going basis and determines whether the hedge is highly effective in offsetting changes in cash flows of the hedged item. For qualifying hedges, the Company records the effective portion of changes in the estimated fair value in accumulated other comprehensive income (loss) and subsequently reclassifies the related amount of accumulated other comprehensive income (loss) to earnings over the life of the hedged item when the hedging transaction occurs. The ineffective amount of the hedge agreements, if any, is recorded in earnings. If it is determined that a derivative has ceased to be a highly effective hedge, the Company will discontinue hedge accounting for such transaction.

With respect to derivative instruments that have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such derivatives are recognized currently in income.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

The Company’s derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored.

Recent Accounting Pronouncements

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. On February 14, 2008, FSP SOP 07-1-1 was issued to delay indefinitely the effective date of SOP 07-1 and prohibit adoption of SOP 07-1 for an entity that has not early adopted SOP 07-1 before issuance of the final FSP. The Company has determined that it is not an investment company under the provisions of SOP 07-1 and does not expect to retain specialized investment company accounting for any of its consolidated or equity method investments where the investment entity may be deemed an investment company.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS No. 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS No. 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement is effective in fiscal years beginning after November 15, 2007, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. The Company believes that the adoption of this standard will not have a material effect on its financial position and results of operations.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement is effective for fiscal years beginning after November 15, 2007. The Company does not expect to adopt SFAS 159.

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” ("SFAS 141(R)"), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement will have no impact on the Company unless management enters into a business combination after January 1, 2009.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” ("SFAS 160"), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This statement is effective for fiscal years beginning on or after December 15, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 160 will have on its financial position and results of operations.

In February 2008, the FASB issued Staff Position No. 140-3, or FSP 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” FSB 140-3 provides guidance on the accounting for a purchase of a financial asset from a counterparty and contemporaneous financing of the acquisition through repurchase agreements with the same counterparty. Under this guidance, the purchase and related financing are linked, unless all of the following conditions are met at the inception of the transaction: 1) the purchase and corresponding financing are not contractually contingent; 2) the repurchase financing provides recourse; 3) the financial asset and repurchase financing are readily obtainable in the marketplace and are executed at market rates; and 4) the maturity of financial asset and repurchase are not conterminous. A linked transaction would require a determination under FAS 140 to conclude if the transaction meets the requirements for sale accounting. If the linked transaction does not meet sale accounting requirements, the net investment in the linked transaction is to be recorded as a derivative with the corresponding change in fair value of the derivative being recorded through earnings. The value of the derivative would reflect changes in the value of the underlying debt investments and changes in the value of the underlying credit provided by the counterparty. The Company currently presents these transactions gross, with the acquisition of the financial assets in total assets and the related repurchase agreements as financing in total liabilities on the consolidated balance sheets and the interest income earned on the debt investments and interest expense incurred on the repurchase obligations are reported gross on the consolidated income statements. FAS 140-3 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company is currently evaluating the effect, if any, that this pronouncement will have on its future financial position or results of operations.

Note 3 - Real Estate Debt Investments

The following table is a summary of the Company’s real estate debt investment at December 31, 2007 and 2006:

	Unpaid Principal December 31, 2007 (in thousands)	Loan Count	Weighted Average Interest Rate (%)	Weighted Average Years to Maturity

Whole loans	$183,460	8	6.72	1.96
B-notes	316,140	18	7.00	2.13
Mezzanine loans	469,453	29	7.01	3.63
Discount on loans	(17,018)
Total loans	$952,035

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

	Unpaid Principal December 31, 2006 (in thousands)	Loan Count	Weighted Average Interest Rate (%)	Weighted Average Years to Maturity

Whole loans	$83,900	4	6.93	5.15
B-notes	136,536	7	7.89	3.55
Mezzanine loans	109,554	10	8.00	4.44
Preferred equity investments	30,000	1	8.50	0.53
Discount on loans	(7,253)
Total loans	$352,737

The following table sets forth the maturity dates for the real estate debt investments at December 31, 2007:

Year of Maturity	Number of Loan Assets Maturity	Carrying Value (in thousands)

2008	15	$310,683
2009	13	254,582
2010	7	128,368
2011	2	27,200
2012	4	77,985
Thereafter	14	153,217

Total	55	$952,035

Whole loans are loans to borrowers who are typically seeking short term capital to be used in an acquisition of property and are predominantly collateralized by first mortgage liens on the property. B-Notes are junior positions of whole loans.

Mezzanine loans are loans that are subordinate to a conventional first mortgage loan and senior to the borrower’s equity in a transaction. These loans may be in the form of a junior participating interest in the senior debt. Mezzanine financing may take the form of loans secured by pledges of ownership interests in entities that directly or indirectly control the real property or subordinated loans collateralized by second mortgage liens on the property.

Preferred equity investment is another form of financing in which preferred equity investments are made in entities that directly or indirectly own real property. In cases where the terms of a first mortgage prohibit additional liens on the ownership entity, investments structured as preferred equity in the entity owning the property serve as viable financing substitutes. With preferred equity investments, the Company typically becomes a special limited partner or member in the ownership entity. During 2006, the Company acquired a preferred equity interest in a venture for $30,000,000 which was subsequently redeemed in 2007.

In 2007 and 2006, no single loan or investment represented 10% or more of the Company’s total assets. In 2007, no single loan represented 10% or more of the Company’s revenue. Two loans generated approximately 25.0% of revenue in 2006.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 4 - Available for Sale Securities

The Company's portfolio of available for sale securities was comprised of purchased beneficial interests in 38 commercial mortgage-backed securities ("CMBS"), and 3 collateralized debt obligations ("CDO"). The following is a summary of the Company’s available for sale securities at December 31, 2007 (in thousands):

December 31, 2007	Face Value	Carrying Value	Impairment Loss	Unrealized Loss	Estimated Fair Value

CMBS	$174,405	$173,810	$-	$(7,836)	$165,974
CDO	35,000	33,127	(11,028)	-	22,099
Total available for sale securities	$209,405	$206,937	$(11,028)	$(7,836)	$188,073

During the year ended December 31, 2007, the Company's portfolio of available for sale securities experienced declines in fair value to amounts below their amortized cost basis totaling approximately $18,864,000. For three available for sale securities, the Company determined that the decline in fair value was other than temporary in nature as defined by FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities and related interpretations. Accordingly, the Company has written-down its cost basis of these securities to their estimated fair values at December 31, 2007 and has recognized in earnings impairment losses on the other than temporary impairment of these securities totaling $11,028,000.

Unrealized losses represent declines in the fair value of available for sale securities that the Company did not consider other than temporary impaired at December 31, 2007. There were approximately 37 securities comprising the unrealized loss balance of $7,836,000 that had been in an unrealized loss position for less than 12 months and were not considered other than temporarily impaired.

In assessing whether declines in the fair value of available for sale securities represent other than temporary impairment, the Company considered the duration and extent of unrealized losses, its ability to hold such securities until a full recovery of its cost basis, and the financial prospects of the collateral underlying the CMBS and CDO securities.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

The following is a summary of the Company's available for sale securities at December 31, 2006 (in thousands):

December 31, 2006	Face Value	Carrying Value	Unrealized Gain	Unrealized Loss	Estimated Fair Value

CMBS	$77,566	$76,924	$50	$(25)	$76,949
CDO	22,500	20,693	577	(86)	21,184
Total available for sale securities	$100,066	$97,617	$627	$(111)	$98,133

Note 5 - Variable Interest Entities

The Company has evaluated its real estate debt investments to determine whether they constitute a variable interest in a variable interest entity (“VIE”). FIN 46 requires a VIE to be consolidated by its primary beneficiary (“PB”). The PB is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns.

At December 31, 2007, the Company held five real estate debt investments with aggregate carrying amounts totaling $87,948,000 that were considered variable interests in variable interest entities. At December 31, 2006, the Company held four real estate debt investments with aggregate carrying amounts totaling $44,063,000 that were considered variable interests in variable interest entities.

For these variable interests, the Company has determined it is not the primary beneficiary of the VIEs and as such, the VIEs should not be consolidated in the Company’s financial statements. The Company estimates that its maximum exposure to loss under these arrangements would not exceed the carrying amount of such investments at December 31, 2007.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 6 - Repurchase Agreements

The following table outlines borrowings under the Company’s repurchase agreements as of December 31, 2007 and 2006:

	2007		2006
	Debt Carrying Value	Collateral Carrying Value	Debt Carrying Value	Collateral Carrying Value
	(in thousands)
Greenwich Capital Financial Properties, matures on December 30, 2012, interest is variable based on 1-month LIBOR rate plus 1% or 5.85%.	$59,613	$70,146	$-	$-

Greenwich Capital Financial Properties, matures on December 15, 2008, interest is variable based on 1-month LIBOR rate plus 1% or 5.9%.	39,079	55,827	-	-

Column Financial Inc., matures on March 9, 2009, interest is variable based on 1-month LIBOR plus 1%, the rate was 5.95%.	16,414	25,270	-	-

Column Financial Inc., $350 million committed line, expiration March 30, 2009, interest is variable based on 1-month LIBOR plus 0.85% to 1.35%, the weighted average was 5.84% and 6.7%, respectively.	308,508	412,561	30,293	47,250

Bear Stearns Funding, Inc., $150 million committed line, expiration November 15, 2008, interest is variable based on 1-month LIBOR plus 0.85% to 1.15%, the weighted average was 5.49% and 5.67%, respectively.	48,710	83,258	13,600	17,000

Total repurchase agreements	$472,324	$647,062	$43,893	$64,250

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

In certain circumstances, the Company has financed the purchase of its real estate debt investments and available for sale securities from a counterparty through a repurchase agreement with the same counterparty. The Company currently records these investments in the same manner as other investments financed with debt, with the investment recorded as an asset and the related borrowing as a liability on the Company's consolidated balance sheets. Any change in fair value of the investment is reported through other comprehensive income pursuant to FAS 115. Interest income earned on the investments and interest expense incurred on the repurchase obligations are reported separately on the consolidated statements of operations.

At December 31, 2007, the carrying amount of the Company’s repurchase agreements exceeded their fair value by approximately $69,194,000. The Company believes the estimated fair value of the Repurchase Agreements approximates their carrying value at December 31, 2006.

The Company’s repurchase agreements contain covenants that are both financial and non-financial in nature. Significant financial covenants require Concord to maintain certain loan to asset value ratios, a minimum net worth and minimum liquidity. At December 31, 2007, Concord was in compliance with its covenants. In addition, all of the repurchase facilities require that Concord pay down borrowings under these facilities as principal payments on the loan assets and loan securities pledge to these facilities are received.

Note 7 - Collateralized Debt Obligations

The Issuer holds assets, consisting primarily of whole loans, mezzanine loans and available for sale securities totaling approximately $464,601,000, which serve as collateral for the CDO. The Issuer issued investment grade rated notes with a principal amount of approximately $376,650,000 and a wholly-owned subsidiary of the Company purchased the G and H tranches and preferred equity interests of the Issuer. The seven investment grade tranches were issued with floating rate coupons with a combined weighted average rate of 5.37% and 5.825% at December 31, 2007 and 2006, respectively. The Company has the ability to contribute additional assets to the Issuer through December 31, 2011 in order to replenish the assets of the Issuer to the extent that an asset of the Issuer is repaid prior to such date. Thereafter, the outstanding debt balance will be reduced as loans are repaid. The Company incurred approximately $7,774,000 of issuance costs which is being amortized on a straight line basis over the average estimated life of the Issuer, estimated to be approximately 10 years. The Company intends to own the portfolio of real estate-related assets until its maturity and accounts for this transaction on its balance sheet as a financing facility. For accounting purposes, the Issuer is consolidated in the Company’s financial statements. The seven investment grade tranches are treated as a secured financing, and are non-recourse to the Company. Interest proceeds received from investments collateralizing the Issuer’s CDO are distributed to holders of the Issuer's CDO notes on a monthly basis.

Proceeds from the sale of the seven investment grade tranches issued in the CDO were used to repay outstanding debt under the Company’s repurchase agreements. The assets pledged as collateral were contributed from the Company’s existing portfolio of assets.

The Company’s CDO contains covenants that are both financial and non-financial in nature. Significant covenants include cash coverage and collateral quality tests. The Company had no covenant violations at December 31, 2007.

At December 31, 2007, the carrying amount of the Issuer's CDO notes exceeded their estimated fair value by approximately $61,697,000. The Company believes the estimated fair value of the CDO notes approximates their carrying value at December 31, 2006.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 8 - Derivative Financial Instruments

Risk Management

The Company uses derivatives primarily to manage interest risk exposure. These derivatives are typically in the form of interest rate swap agreements and the primary objective is to minimize interest rate risks associated with the Company’s investment and financing activities. The counterparties of these arrangements are major financial institutions with which the Company may also have other financial relationships. The Company is exposed to credit risk in the event of non-performance by these counterparties; however, the Company does not anticipate that any of the counterparties will fail to meet their obligations because of their high credit ratings. The objective in using interest rate derivatives is to add stability to interest expense and to manage exposure to interest rate movements. The Company does not intend to utilize derivatives for speculative purposes but only for interest rate risk management.

The following is a summary of derivative financial instruments held by the Company as of December 31, 2007 and 2006: (in thousands)

December 31, 2007:

Hedge	Designation	Swap Rate	Notional Value	Expiration Date	Fair Value
Interest Rate Swap	Qualifying Cash Flow hedge	4.917%	$90,152	8/25/2016	$(3,518)
Interest Rate Swap	Qualifying Cash Flow hedge	4.893%	47,735	11/25/2016	(1,737)
Interest Rate Swap	Qualifying Cash Flow hedge	4.921%	6,075	3/1/2012	(221)
Interest Rate Swap	Qualifying Cash Flow hedge	5.112%	15,300	2/1/2017	(695)
Interest Rate Swap	Qualifying Cash Flow hedge	5.469%	18,000	3/1/2012	(1,033)
Interest Rate Swap	Qualifying Cash Flow hedge	5.710%	15,000	12/1/2016	(1,352)
Interest Rate Swap	Non Qualifying Cash Flow hedge	5.742%	11,000	7/14/2016	(941)
			$203,262		$(9,497)

December 31, 2006:

			Notional	Expiration	Fair
Hedge	Designation	Swap Rate	Value	Date	Value
Interest Rate Swap	Qualifying Cash Flow hedge	4.917%	$90,152	8/25/2016	$608
Interest Rate Swap	Qualifying Cash Flow hedge	4.853%	3,278	12/6/2013	27
Interest Rate Swap	Non Qualifying Cash Flow hedge	5.742%	11,000	7/14/2016	(486)
			$104,430		$149

At December 31, 2007, $9,497,000 is included in other liabilities. At December 31, 2006, $635,000 is included in other assets and $486,000 is included in other liabilities. Over the next twelve months, the Company expects to reclassify as additional interest expense approximately $1,913,000 from accumulated other comprehensive income.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Included in interest expense are net settlements and market value fluctuations of derivative investments that have not been designated as hedges totaling $455,000 and $3,159,000 for the year ended December 31, 2007 and for the period March 31, 2006 (inception) through December 31, 2006.

Credit Risk Concentrations

Concentrations of credit risk arise when a number of borrowers, tenants or issuers related to the Company’s investments are engaged in similar business activities or located in the same geographic location to be similarly affected by changes in economic conditions. The Company monitors its portfolio to identify potential concentrations of credit risk. The Company believes its portfolio is reasonably well diversified and does not contain any unusual concentration of credit risks. The Company’s real estate debt investments contain concentrations in the following asset types as of December 31, 2007: office 45.6%, hospitality 37.8%, mixed use 5.2%, retail 1.6%, industrial 2.6% and multifamily 7.2%.

Note 9 - Fair Value of Financial Instruments

The Company is required to disclose the fair values of its financial instruments under the provisions of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The fair value of a financial instrument is the amount at which an instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The Company utilizes quoted market prices, if available, as estimates of the fair value of financial instruments. Because quoted market prices are not available for several of the Company's financial instruments, the fair values of such instruments have been derived based on management estimates about the amounts and timing of future cash flows as well as estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could differ materially from estimated amounts.

Available for sale securities - The Company has estimated the fair value of such securities using a combination of broker quotations and management estimates of fair value based on available market information.

Repurchase agreements and collateralized debt obligation - The Company's repurchase agreements and collateralized debt obligation bear interest at fixed credit spreads over LIBOR, which could differ from prevailing market credit spreads. The Company estimated the fair value of its debt obligations using current market spreads at which the Company believes it could enter into similar financing.

Interest rate contracts - The fair value of the Company's interest rate swap contracts is derived from the estimated amount at which the Company would receive or pay to terminate the contracts as of December 31, 2007.

Note 10 - Dividends

In order for the Company's consolidated subsidiary, Concord Debt Funding Trust (the "Trust"), to maintain its election to qualify as a REIT, it must distribute, at a minimum, an amount equal to 90% of its taxable income and must distribute 100% of its taxable income to avoid paying corporate federal income taxes. The Company expects that the Trust will distribute all of its taxable income to its shareholders. Because taxable income differs from cash flow from operations due to non-cash revenues and expenses, the Company may generate operating cash flow in amounts below or in excess of its dividends.

At December 31, 2007, the Company’s net members’ capital was $322,890,000 for federal tax reporting as compared to $310,921,000 for financial reporting purposes.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 11 - Accumulated Other Comprehensive Income

At December 31, 2007 and 2006, accumulated other comprehensive income (loss) reflected in members' capital is comprised of the following:

	December 31, 2007	December 31, 2006
Unrealized (losses) / gains on cash flow hedges	$(8,945)	$635
Unrealized (losses) / gains on available-for-sale securities	(7,836)	516
	$(16,781)	$1,151

Note 12 - Related Party Transactions

During the period ended December 31, 2006, the Company’s joint venture agreement provided that the Company would pay to such person, including a member of the Company or its affiliate, a fee in the amount not to exceed 50 basis points of the face value of any loan acquired. In lieu of paying the full 50 basis point fee, the Company paid to Winthrop Realty Partners, L.P. (“WRP”), an affiliate of Michael L. Ashner, Winthrop’s Chairman and Chief Executive Officer and Lexington’s Executive Chairman and Director of Strategic Acquisitions, a total fee of approximately $980,000 which represented the costs of the employees dedicated to the Company’s loan acquisition business. The compensation arrangement was modified effective January 1, 2007.

Effective January 1, 2007, WRP Management LLC (“WRP Management”), an entity owned 50% each by Winthrop and Lexington, was retained to provide accounting, collateral management and loan brokerage services to the Company and its subsidiaries, including Concord Real Estate CDO 2006-1 Ltd. For providing these services, WRP Management is entitled to receive certain compensation based on the assets acquired by the Company and the gross amount of each collateral debt obligation or collateral mortgage backed securities offering made by the Company or its subsidiaries. In addition, WRP Management is entitled to receive an incentive fee which is effectively equal to 25% of net profits of the Company and WRP Management after a 10% cumulative annual compounding return on the then equity invested in the Company for such period. In turn, WRP Management is required to pay substantially all of these amounts to its employees who are dedicated exclusively to the Company and to cover certain expenses incurred by WRP Management in providing such services.

For the year ended December 31, 2007, the total amount of the compensation contractually due to WRP Management was $3,427,000, which was based on a gross amount of loan assets acquired and the net outstanding balance of the CDO collateral. However, WRP Management waived its rights to approximately $625,000 of such compensation and, in lieu of the full fee, the Company paid to WRP Management $2,802,000 which consisted of $2,571,000 in fees related to asset acquisitions and management of the CDO collateral and $231,000 for general and administrative expenses. Additionally, effective January 1, 2007, WRP Management retained WRP Sub-Management LLC (“WRP Sub-Management”), a subsidiary of WRP, to perform the accounting collateral management and loan brokerage services. WRP Sub-Management was paid for certain direct costs incurred associated with advising and managing the Company, including loan brokerage and marketing services totaling approximately $1,872,000, accounting and other back office services totaling approximately $699,000.

At December 31, 2007 and 2006, the Company owes Lexington $370,000.

CONCORD DEBT HOLDINGS LLC
Notes to Consolidated Financial Statements
(Information as of December 31, 2007 and for the period March 31, 2006 (inception)
through December 31, 2006 not covered by Auditors Report)

Note 13 - Subsequent Events

Subsequent to December 31, 2007, one real estate debt investment held by the Company, its $44,000,000 interest in the most senior mezzanine loan secured by a portfolio of four office buildings in New York City owned by an entity owned and controlled by Harry Macklowe, went into default when the loan matured and remained unpaid. The Company believes that there is more than sufficient value in the properties collateralizing this loan to enable the loan to ultimately be satisfied in full.

On March 3, 2008 the Company amended its $350,000,000 master repurchase agreement with Column Financial Inc., extending the termination date to March 30, 2009 or March 30, 2011 if the total advances under the agreement are less than $200,000,000 with an advance rate of 55% or less of the market value of the assets collateralizing the agreement.

On March 7, 2008 the Company entered into a $100,000,000 secured revolving credit facility with KeyBank National Association. The credit facility enables the Company to finance existing unlevered assets as well as new assets acquired by the Company. The initial maximum borrowings under the loan are $100,000,000, expandable to $350,000,000, upon compliance with certain conditions. Borrowings under the facility will bear interest at spreads over LIBOR ranging from 1.75% to 2.25%, depending on the underlying loan asset or debt security for which such borrowing is made. The facility, inclusive of extension rights, will mature in March 2011.

Subsequent to December 31, 2007 through March 17, 2008, the Company has paid approximately $14,687,000 in margin calls on its repurchase agreements.